Reed’s, Inc. Announces the Sale of Los Angeles Facility, Completing Transformation Plan Initiatives

Executed complete transition to asset-light sales and marketing focused business model

Three-year co-packing agreement for the production of Reed’s glass beverages

Agreement provides for the payment of royalties on Private Label sales for three years and a full release from all plant related obligations including the building lease

NORWALK, CT, January 3, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced the closing of its sale of its Los Angeles beverage manufacturing operations, equipment and private label business. This sale marks the completion of the final major initiative in optimizing the company’s operating model.

After an extensive sale process led by Gordon Brothers, Reed’s sold the beverage manufacturing equipment and private label beverage business for a purchase price of $1.25 million pursuant to an asset purchase agreement with California Custom Beverage, an entity owned by Chris Reed, founder, CIO and board member of Reed’s. In support of the transaction, a group of current REED shareholders, including Chairman John Bello and certain institutional investors, purchased REED shares from Chris Reed in a private transaction exempt from the registration requirements of the Securities Act of 1933.

As part of the asset purchase transaction, Reed’s will receive a royalty on private label sales to existing customers for a period of three years. The parties also entered into a three-year co-packing contract for the production of Reed’s beverages in glass bottles at prevailing West Coast market rates. The transaction documents contain customary protections for intellectual property and non-competition provisions and Reed’s will receive a full release from the building lease obligations of the LA plant.

“We are excited to have completed our last major transformative initiative in 2018, and we are now actively moving forward into the next phase of Reed’s as a highly focused sales and marketing company as we kick off 2019,” stated Val Stalowir, CEO of Reed’s. “This milestone allows us to focus all of our attention and resources to driving accelerated growth and building our great brands. We now have capital flexibility to accelerate sales and marketing support for our core brands, all while reducing the need for capex investments and improving gross margins through the removal of idle plant charges.”

Stalowir continued, “We are equally pleased to secure a long-term co-packing relationship with a partner we know well and who will continue to provide excellent support to the private label programs and customers we have developed. Chris Reed has been a trusted partner and innovative product development expert since he founded the company almost 30 years ago. With this agreement, we can continue to partner with Chris, now as our supplier. Chris will remain a board member of Reed’s and will continue to support the Company’s product development efforts.”

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

www.reedsinc.com